Exhibit 10.59
SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE
     THIS AGREEMENT (the “Agreement”) is made and entered into between CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, legal entities in or outside the United States, affiliates, divisions, successors and assigns (hereinafter collectively referred to as the “Company”) and “I” John A. Swainson.
WITNESSETH:
     WHEREAS, the Company and I had previously entered into an Employment Agreement dated November 22, 2004, as amended and restated December 8, 2008 (the “Employment Agreement”) setting for the terms of my employment as Chief Executive Officer of the Company and;
     WHEREAS, effective December 31, 2009, I retired from my position as Chief Executive Officer of the Company and continued to serve the Company in the role of Distinguished Engineer up until March 15, 2010 (the “Termination Date”);
     NOW THEREFORE, for and in consideration for the mutual promises, covenants, and obligations contained herein, the Company and I agree as follows:
1.	The Company and I acknowledge that my retirement from the role of Chief Executive Officer is deemed a termination without “cause” pursuant to Section 6(b) of the Employment Agreement.

2.	I hereby agree to enter into the Separation Agreement and General Claims Release (this “Agreement”) in consideration for the payments to be paid to me pursuant to paragraph 5 below.

3.	The Company has advised me to read this Agreement and carefully consider all of its terms before signing it. The Company gave me 21 calendar days to consider this Agreement. I acknowledge that:
(a)	To the extent I deemed appropriate, I took advantage of this period to consider this Agreement before signing it;

(b)	I carefully read this Agreement;

(c)	I fully understand it;

(d)	I am entering into it knowingly and voluntarily;

(e)	The Company advised me to discuss this Agreement with my attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate; and,

(f)	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.

4.	I understand that I may revoke this Agreement within seven (7) days after I sign it by providing written notice on or before the seventh (7th) day after signing this Agreement to Andrew Goodman, Executive Vice President of Global Human Resources, located at One CA Plaza, Islandia, New York, 11749. I understand and agree that the Company will not send me any consideration described in paragraph 5 below until the seven (7) day revocation period has expired.

5.	In exchange for my full acceptance of the terms of this Agreement, the Company agrees to pay me the following payments herein after referred to as “Separation Payments” as consideration:
a.	the sum of $4,500,000 DOLLARS and NO CENTS (representing two times(2x) my annual base salary and target annual bonus determined as of the Termination Date;

b.	the sum of $941,781 DOLLARS and NO CENTS (representing my target annual bonus for the fiscal year in which my termination occurred multiplied by the number of days of my employment since the last fiscal year ending before the Termination Date divided by 365); and,

c.	the sum of $28,004 DOLLARS and NO CENTS (representing the cost of COBRA coverage for eighteen (18) months) to assist me in continuing my medical insurance coverage[1]
The Company also agrees that it will accelerate the vesting of all unvested restricted stock previously awarded to me that would have vested in the 24 (twenty-four) month period immediately following my Termination Date (excluding Long Term Incentive Awards not yet granted).
6.	I understand and agree that the Company will make normal withholdings from the Separation Payments for things such as federal, state and local taxes. I further understand that the combined amount of the Separation Payments will be made in one lump sum payable within sixty (60) days following the Termination Date following my return of this executed Agreement to the Company.

7.	To the greatest extent permitted by law, I release the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company or the Company’s termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act,

[1]	I understand that if I wish to continue my medical insurance coverage pursuant to COBRA that I must elect COBRA coverage (by following the procedure set forth in the COBRA notice that I will receive from ADP for making such an election) within the timeframes specified in the COBRA notice. I further understand that my signature on this agreement is NOT a COBRA election.

the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and any other federal law, state law, local law, country law, common law, or any other statute, regulation, or law of any type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency. The Company acknowledges that neither the Company nor any of its senior executives are aware of any claims or causes of action arising on or prior to the date of this Agreement against me arising from my employment relationship with the Company.

8.	I understand and agree that the waiver and release of claims contained in paragraph 7 of this Agreement shall not apply to any of the following:
a.	Any rights I may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided;

b.	Any rights I may have pertaining to the exercise of vested stock options that I may have under a stock option plan administered by the Company. Any such vested options will be governed by the terms of the stock option plan (and any amendments thereto) under which such options were granted;

c.	Any rights in the nature of indemnification which I may have with respect to claims which I may have with respect to claims against me relating to or arising out of my employment with the Company in accordance with the Company’s bylaws and applicable law;

d.	Any rights I may have for coverage under the Company’s Director and Officer insurance policy;

e.	Any rights I may have to obtain contributions, as permitted by law of a judgment again me for any act which the Company and I are determined to be jointly liable;

f.	Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

g.	Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan;

h.	Any claim I may have to reimbursement of business-related expenses that I incurred while performing my job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy; and

i.	Any rights I may have to payments under this Agreement.

9.	I acknowledge that the Company is under no obligation to make the payments or provide the benefits being provided to me pursuant to paragraph 5 of this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement. I acknowledge that if I breach this Agreement I will be required to immediately reimburse the Company the full amount of the Separation Payments.

10.	I understand and agree that I will not say that this Agreement is an admission of guilt or wrongdoing by the Company and I acknowledge that the Company does not believe or admit that it has done anything wrong. I also will not do anything to criticize, denigrate, or disparage the Company.

11.	I understand and agree I have continuing obligation pursuant to Section 8 of the Employment Agreement which shall remain in effect for twelve (12) months following the Termination Date. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in Section 8 of the Employment Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in the Employment Agreement should not be fully enforceable against me. I understand that the terms of Section 8 of the Employment Agreement are incorporated into this Agreement by reference.

12.	I certify that I have complied with the provisions of the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Employee Confidentiality Agreement”) and that I have not done or in any way been a party to, or knowingly permitted, any of the following;
a.	disclosure of any confidential matters or trade secrets of the Company;

b.	retention of any confidential materials (including product and marketing information, development documents or materials, drawings, or other intellectual property) created or used by me or others during my employment;

c.	copying any of the above; and

d.	retention of any materials or personal property (including any documents or other written materials, or any items of computer or other hardware, or any software) belonging to, or in the possession of the Company.
13.	I understand and agree that I have a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for myself or anyone else) any trade secret, know-how or confidential information created or learned by me during my employment with the Company. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in the Employee Confidentiality Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in the Employee Confidentiality Agreement should not be fully enforceable against me. I understand that the terms of the Employee Confidentiality Agreement are incorporated into this Agreement by reference.

14.	I agree that if a court of law determines that I have breached a promise that I make under this Agreement that I will be obligated to pay the reasonable attorney’s fees and any damages the Company may incur as a result of or related to such breach. I acknowledge that any actual or threatened violation of Paragraphs 11, 12 or 13 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation.

15.	This Agreement, the Employment Agreement and the Employee Confidentiality Agreement contain the entire agreement between me and the Company regarding the subjects addressed herein, and may be amended only by a writing signed by myself and the Company’s Executive Vice President of Human Resources. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

16.	I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, I agree that I will make myself reasonably available to the Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with the Company. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements to the Company, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that to the extent my compliance with the terms of this paragraph 16 requires me to travel or otherwise incur expenses, the Company will reimburse me for any such reasonable expenses that I incur. Finally, I understand that subject to and in accordance with applicable law and the Company Bylaws as in effect from time to time, the Company agrees to indemnify me with respect to any action, suit or proceeding to which I am made or threatened to be made a party that arises out of my good faith performance of my job responsibilities with the Company.

17.	This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.

18.	This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection to personal jurisdiction over me in the state or federal courts of the State of New York.

19.	I understand and agree that the terms and conditions of this Agreement are confidential.

20.	IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.
JOHN A. SWAINSON

BY:	/s/ John A. Swainson SIGNATURE

DATE:	March 15, 2010
CA, INC.

BY:	/s/ Andrew S. Goodman ANDREW GOODMAN
EXECUTIVE VICE PRESIDENT — HUMAN RESOURCES

DATE:	March 12, 2010